Exhibit 99.1

March 14, 2008

FOR IMMEDIATE RELEASE

Tom Spielberger Joins Pliant as Chief Financial Officer

SCHAUMBURG, IL — Harold Bevis, President and CEO of Pliant Corporation, announced the appointment of Thomas C. Spielberger as Senior Vice President and Chief Financial Officer effective March 12, 2008.

Tom has many years of experience in business acquisitions and bond refinancings.  Mr. Spielberger and Mr. Bevis previously worked together at Jordan Industries where Tom was CFO.  Jordan Industries was a large acquisitive holding company and Tom worked there for 14 years.  He participated in over fifty acquisitions, multiple bond issuances and refinancings, numerous business dispositions and several IPOs.  Tom will oversee the business acquisition program which has quickly gained momentum with many value-creating, deleveraging opportunities.

Tom brings to Pliant many years of experience with SEC filings, Sarbanes-Oxley and has strong banking relationships.  He has global CFO skills and has overseen financial activities in many foreign countries.

Tom is a certified public accountant and holds an MBA in Finance from Columbia University and a BA in accounting from State University of New York in Binghamton.

Tom started his career with Ernst & Young LLP in New York.  He joins Pliant directly from Gaslight Equity Group, LLC, a private equity group focused on acquisition of middle market entrepreneurial businesses, which he co-founded in 2003.

Tom replaces Joe Kwederis as CFO.  Joe has taken the new role of Senior Vice President, Finance and Accounting where he will focus primarily on the Company’s internal accounting and financial systems.  Joe will report to Tom in his new role.

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Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 21 manufacturing and research and development facilities around the world and employs approximately 2,900 people.

CONTACTS:

Stephen T. Auburn

Vice President and General Counsel

Phone:  847-969-3319

Email:  steve.auburn@pliantcorp.com

Company Web Site:  www.pliantcorp.com